Exhibit 10.29

January 29, 2015

Garen Bohlin

3 Battery Wharf, unit 3509

Boston, MA 02109

Re:  Collegium Pharmaceutical, Inc.

Dear Garen:

On behalf of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”), I am very pleased to offer you the following terms and conditions in connection with your service on the board of directors (the “Board”) of the Company should you accept this offer.

1.                                      Duties.  You will be appointed to the Board to serve until the earlier of the qualification of your successor or your resignation or removal.  As a member of the Board, you will be expected to serve on the Board and on such committees of the Board as to which you are appointed and agree to serve. The Board presently holds regular meetings about every six weeks and special meetings of the Board occur from time to time as needed. In addition to participating in our Board meetings, we expect that you will provide us with such other assistance so as to help us achieve our goals.

2.                                      Cash Compensation.  In consideration for your regular attendance of meeting of the Board and carrying out other Board duties, the Company will pay you a fee of $10,000 quarterly in arrears (for annualized fee of $40,000). You will also be entitled to reimbursement of your reasonable out-of-pocket travel expenses.

3.                                      Stock Option Award.  Subject to Board approval, the Company will grant to you a non-statutory stock option award for the purchase of up to 200,000 shares of the Company’s Common Stock (the “Option”). The exercise price of the Option will be the fair market value of the Company’s Common Stock on the date of grant.  The Option shall be subject to the following vesting provisions:  Subject to your continued tenure on the Board, the Option shall vest over a period of four (4) years with 1/48th of the total number of shares underling the Option vesting at the end of each monthly period following your election to the Board; provided, however, upon the closing of a Sale Event (as defined below), all of the then unvested shares underlying the Option shall become fully vested.  The Shares shall be subject to the terms and conditions of the Company’s 2014 Stock Incentive Plan and the Company’s form of non-statutory stock option agreement. For purposes of your Option, a “Sale Event” shall mean either: (i) a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company, or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Articles of Incorporation then in effect.]

4.                                      Indemnification.  As a director, you will be entitled to customary indemnification under the Company’s organizational documents and the Company’s standard form of Indemnification Agreements.  The Company also carries director and officer liability

| 780 Dedham Street, Suite 800  •  Canton, MA  •  02021  |  tel 781 713 3699  |  fax 781 828 4697  |

insurance (and the Company agrees that it will not change its current director and officer liability insurance in a manner adverse to you or permit its director and officer liability insurance to cease without your approval) and you would be a covered person under any such policy maintained so maintained by the Company.

5.                                      Proprietary Information.  You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  In consideration for the Company sharing with you the Company’s Proprietary Information, you agree (a) that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as a member of the Board) without written approval by an officer of the Company, either during or after you serve as a member of the Board, unless and until such Proprietary Information has become public knowledge without your fault, and (b) that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your duties for the Company.  All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company upon the earlier of (i) our request or (ii) termination of your participation on the Board.  After such delivery, you shall not retain any such materials or copies thereof or any such tangible property.  You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

6.                                      Assignment of Inventions.  In consideration for the Company sharing with you the Company’s Proprietary Information, you further agree that all inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of the Company which are made, conceived, reduced to practice, created, written, designed or developed by you, solely or jointly with others, during any meeting, discussions or negotiations with representatives of the Company (“Inventions”), shall be the sole property of the Company, and you hereby assign to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere.

7.                                      No Disqualification Events.  Your election to the Board of the Company is conditioned upon your certifying that no disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act of 1933, as amended, is applicable to you.  By signing an accepting this letter agreement, you are representing to the Company there are no disqualifying events applicable to you. See Exhibit A attached hereto for a list of “disqualifying events”.

8.                                      Obligations to Third Parties.  You represent that your service as a member of the Board to the Company does not and will not breach any agreement you have with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

If you are in agreement with the terms described above, please return a countersigned copy of this letter to me.  We look forward to your participation as a member of the Board.

Collegium Pharmaceutical, Inc.

/s/ Michael Heffernan

Michael Heffernan
President and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Garen Bohlin	1/29/15
Garen Bohlin	Date

EXHIBIT A

Disqualifying Events

1.                                      Criminal Convictions.

You have not been convicted, within ten years before the sale of the securities (or five years, in the case of issuers, their predecessors and Affiliated Issuers), of any felony or misdemeanor:

in connection with the purchase or sale of any security;

involving the making of any false filing with the SEC; or

arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities.

2.                                      Court Orders, Injunctions and Decrees.

Your are not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the sale of the securities, that, at the time of such sale, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

in connection with the purchase or sale of any security;

involving the making of any false filing with the SEC; or

arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities.

3.                                      Final Orders from Specified State or Federal Regulators.

You are not subject to a final order of a state securities commission (or an agency of officer of a state performing similar functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing similar functions); an appropriate federal banking agency; the Commodity Futures Trading Commission; or the National Credit Union Administration that:

•                  at the time of the sale of the securities, bars you from:

•                  association with an entity regulated by such commission, authority, agency or officer;

•                  engaging in the business of securities, insurance or banking; or

•                  engaging in savings association or credit union activities; or

•                  constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the sale of the
securities.

4.                                      SEC Disciplinary Orders.

You are not subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) or section 203(e) or 203(f) of the Investment Advisers Act of 1940 (the “Advisers Act”) that, at the time of the sale of the securities:

•                  suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

•                  places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or

•                  bars you from being associated with any entity or from participating in the offering of any penny stock.

5.                                      SEC Cease and Desist Orders.

You are not subject to any order of the SEC, entered within five years before the sale of the securities, that, at the time of such sale, orders you to cease and desist from committing or causing a future violation of:

•                  any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

•                  Section 5 of the Securities Act.

6.                                      Suspension or Expulsion from SRO Membership or Association with an SRO Member.

You have not been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.

7.                                      SEC Refusal or Stop Order.

You have not filed (as a registrant or issuer), nor were you named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five years before the sale of the securities, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of the sale of the securities, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued.

8.                                      U.S. Postal Service False Representation Orders.

You are not subject to a United States Postal Service false representation order entered within five years before the sale of the securities, nor are you, at the time of the sale of the securities, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

9.                                      Commission-based Solicitors.

You are not aware of any person or entity, other than any person or entity engaged directly by the issuer, entitled (directly or indirectly) to receive any remuneration in connection with this offering other than as identified by you in writing to the issuer’s outside corporate counsel within the 20 days prior to the consummation of the offering